Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
(860) 243-7410
(860) 243-7354 Fax
Neal.Keating@Kaman.com

Neal J. Keating
Chairman of the Board
President and Chief Executive Officer

November 13, 2008

Mr. Robert M. Garneau
Chief Financial Officer
Kaman Corporation
1332 Blue Hills Avenue
P.O. Box 1
Bloomfield, CT 06002

Re: Retirement and Consulting Letter Agreement

Dear Mr. Garneau:

Please accept this Letter Agreement as confirmation of our understanding regarding your retirement as Executive Vice President and Chief Financial Officer of Kaman Corporation (the "Company"), effective November 30, 2008 and service as a consultant thereafter to the Company until March 31, 2009.

Our mutual agreement and understanding is as follows:

1.
RETIREMENT.   You agree that your last day of employment with the Company shall be November 30, 2008 (the “Retirement Date”), and concurrently therewith you shall resign from your positions as Executive Vice President and Chief Financial Officer of the Company and all other offices and directorships you hold with the Company or any affiliate without further action on either your part or by the relevant entity.

2.
TERMINATION OF EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL AGREEMENT.  You and the Company acknowledge and mutually agree to terminate (i) on the date hereof, the Executive Employment Agreement effective as of January 1, 2007 (the “Employment Agreement”) and (ii) on November 30, 2008, the Amended and Restated Change in Control Agreement effective as of January 1, 2007, and, except as specifically provided herein, neither you nor the Company will have any further rights or obligations thereunder following the respective termination dates thereof.

3.
TERMINATION PAYMENTS. In consideration of the covenants and releases contained in this Letter Agreement, your consulting services to the Company, and in lieu of any payments which may be due under the Employment Agreement, the Company agrees to provide you with the following termination payments:

Mr. Robert M. Garneau
November 13, 2008

a.
EQUITY AWARDS.  All unvested equity awards granted to you which are outstanding as of the date hereof (a list of which is set forth on Exhibit A) will continue to vest, become non-forfeitable and remain exercisable in accordance with the terms of the applicable Company plans and your award agreements thereunder.

b.
ACCRUED AMOUNTS.  The Company shall pay to you all Accrued Amounts (as such term is defined in Section 8(b) of the Employment Agreement) at such time or times as required by applicable law or the terms of the applicable Company plan, program, policy or arrangement.

c.
PRO RATA ANNUAL BONUS.  The Company shall pay to you on March 15, 2009 (or, if sooner, the date in calendar 2009 that annual bonuses are paid to other similarly situated executives) a pro-rata portion of your annual bonus for the 2008 performance year (determined by multiplying the amount you would have received based upon actual financial performance had your employment continued through the end of 2008 by 91.1803%).

d.
PRO RATA LTIP.  Your currently outstanding cash-based long-term performance awards under the Company's long-term incentive program shall be deemed fully vested and fully earned and then shall be cancelled in exchange for a cash payment on March 15, 2009 (or, if sooner, the date that the pro rata bonus is paid to you pursuant to Section 3(c) above), with payment equal to 100% of the target value of such award multiplied by a fraction, the numerator which is the number of days you remained employed with the Company during the applicable three-year performance period through your Retirement Date and the denominator of which is the total number of days during such three-year performance period.

e.
RELEASE.  You and the Company agree that the obligation of the Company to provide you with the termination payments set forth in Sections 3(c) and 3(d) are conditioned on and subject to your execution of a release substantially in the form attached hereto as Exhibit B (the “Release”) on or prior to the Retirement Date and your not revoking the Release within the revocation period set forth in the Release.

4.
LUMP SUM SERP CALCULATION AND PAYMENT. You will be eligible for and will receive as a lump sum payment on December 1, 2008 of approximately $4,045,596 under the Kaman Corporation Supplemental Employees’ Retirement Plan, provided that you commence payment under your qualified plans immediately upon your Retirement Date.  You will be eligible for and will receive as a lump sum payment six months and one day after November 30, 2008 of approximately $4,751,890 under the Kaman Corporation Post-2004 Supplemental Employees’ Retirement Plan, as amended  (the “Post-2004 SERP”), plus interest on such amount at 1.62% (the November 2008 short-term applicable federal rate compounded, semi-annually).

Mr. Robert M. Garneau
November 13, 2008

5.
CONSULTING SERVICES.  From December 1, 2008 through March 31, 2009 (the "Consulting Term"), you agree to assist William C. Denninger with his transition to Chief Financial Officer of the Company and to assist and advise him regarding all matters in which you were involved or of which you had knowledge while employed by the Company. You agree to render up to 30 hours of such services per calendar month during the Consulting Term, as may be requested by the Chief Executive Officer or Chief Financial Officer of the Company.  During the Consulting Term, the Company shall pay you a fee of $25,000 per calendar month, payable within five business days after the end of each month (the "Consulting Fee"). Further, you shall be entitled to reimbursement for all reasonable expenses incurred by you in the performance of consulting services hereunder, in accordance with the policies of the Company.  As additional consideration for the consulting services, the Company shall transfer, effective as of the date that consulting services commence hereunder, title to the Company automobile provided to you under Section 6(c) of the Employment Agreement on an “as is” basis, with the automobile’s fair market value being taxable to you.

6.
INDEPENDENT CONTRACTOR STATUS.  Your status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect.  You shall not have the right (express or implied) to act on behalf of the Company or its affiliates.  Subject to Section 15, the parties intend that the services provided by you during the Consulting Term will not adversely affect the treatment of your cessation of employment as of the Retirement Date as a "separation from service" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").   All payments and other consideration made or provided to you under this Letter Agreement shall be made or provided without withholding or deduction of any kind, and you shall assume sole responsibility for discharging all tax or other obligations associated therewith.  In your capacity as a consultant to the Company, you shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to active employees of the Company.

7.
CONFIDENTIALITY; FULL FORCE AND EFFECT.  You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your consulting services and for the benefit of the Company, either during the Consulting Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during the Consulting Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that the you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.  You hereby acknowledge and agree that your confidentiality obligations set forth in Section 11(a) of the Employment Agreement shall survive termination of the Employment Agreement and shall remain in full force and effect.

Mr. Robert M. Garneau
November 13, 2008

8.
NON-SOLICITATION; FULL FORCE AND EFFECT. You hereby acknowledge and agree that your non-solicitation obligations set forth in Section 11(b) of the Employment Agreement survive termination of the Employment Agreement and remain in full force and effect and therefore you agree that, in consideration of the termination payments provided in Section 3 of this Letter Agreement, for the two (2) year period following the Retirement Date you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which you are not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts you for the primary purpose of securing alternative employment, any action taken by you thereafter shall not be deemed a breach of this Section.

9.
NON-COMPETITION; FULL FORCE AND EFFECT. You hereby acknowledge and agree that your non-solicitation obligations set forth in Section 11(c) of the Employment Agreement survive termination of the Employment Agreement and remain in full force and effect and therefore you agree that, in consideration of the termination payments provided in Section 3 of this Letter Agreement, for a period through March 16, 2009, you will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted.

10.
NON-DISPARAGEMENT; FULL FORCE AND EFFECT. Each of you and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section.  You hereby acknowledge and agree that your non-disparagement obligations set forth in Section 11(d) of the Employment Agreement shall survive termination of the Employment Agreement and shall remain in full force and effect.

11.
RETURN OF COMPANY PROPERTY AND RECORDS. You agree that at the end of the Consulting Term you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you during the Consulting Term.

Mr. Robert M. Garneau
November 13, 2008

12.
ASSIGNMENT OF INVENTIONS. You will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or which arise out of your provision of consulting services to the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries. Included herein as if developed during the Consulting Term is any specialized equipment and software developed for use in the business of the Company. All of your right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, you will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

13.
EQUITABLE RELIEF AND OTHER REMEDIES. You and the Company acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7-12 of this Letter Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

14.
REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in Sections 7-12 of this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of you and the Company that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

15.
SECTION 409A.  It is intended that any amounts payable and benefits provided under this Letter Agreement shall either be exempt from or comply with Section 409A of the Code so as not to subject you to payment of any interest, penalties or additional tax imposed under Section 409A. If and to the extent that you or the Company reasonably determines that any amount payable or benefit provided under this Letter Agreement would fail to satisfy any applicable requirement of Section 409A and trigger the additional tax and/or penalties or interest imposed by Section 409A, the parties shall negotiate in good faith and use reasonable efforts to modify this Letter Agreement to bring it into compliance with Section 409A; provided, however, that nothing herein shall adversely affect your entitlement to any compensation or benefits hereunder.  Based upon current law, the Company does not intend to report any compensation payable to you hereunder as being in non-compliance with Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Letter Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such section.

Mr. Robert M. Garneau
November 13, 2008

16.
NOTICE. For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you: at the address (or to the facsimile number) shown on the records of theCompany

If to the Company:

Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1
Bloomfield, CT 06002
Attention: Candace A. Clark, Esq.

Facsimile No.: 860 243-7397

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Letter Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Letter Agreement shall control over such Other Provision; provided, however, that nothing in this Letter Agreement shall adversely affect your entitlement to the Accrued Amounts.

18.
PRIOR AGREEMENTS.  Subject to Section 2 of this Letter Agreement, this Letter Agreement supersedes and replaces any and all prior  agreements, including the Employment Agreement and the Amended and Change in Control Agreement between you and the Company dated January 1, 2007 (collectively, the “Prior Agreements”) between the Company and you. By signing this Agreement, you acknowledge that the Prior Agreements are terminated and cancelled, and release and discharge the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Letter Agreement effective immediately shall supersede and be in lieu of the Prior Agreements.

Mr. Robert M. Garneau
November 13, 2008

19.
NO ASSIGNMENT. This Letter Agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that the Company may assign this Letter Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree in writing to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to you.

20.
SEVERABILITY. The provisions of this Letter Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.
COUNTERPARTS. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

22.
ARBITRATION. Any dispute or controversy arising under or in connection with this Letter Agreement, other than injunctive relief under Section 13 hereof or damages for breach of Sections 7-12, shall be settled exclusively by arbitration, conducted before a single arbitrator in Hartford, Connecticut administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and you, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that he/she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

23.
MISCELLANEOUS. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Letter Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

Mr. Robert M. Garneau
November 13, 2008

24.
REPRESENTATIONS. You represent and warrant to the Company that you have the legal right to enter into this Letter Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms and that you are not a party to any agreement or understanding, written or oral, which could prevent you from entering into this Letter Agreement or performing all of your obligations hereunder.

Very truly yours,

/s/ Neal J. Keating
Acknowledged and Agreed:

/s/ Robert M. Garneau
Robert M. Garneau

EXHIBIT A

EQUITY AWARDS

Options Not Vested	Option Price	Vesting Date

Non-Qualified Bonus:
6,000	$11.495	2/22/2009
6,000	$11.495	2/22/2010

Exhibit B

AGREEMENT AND GENERAL RELEASE

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Robert M. Garneau (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as  “Employee”) agree:

1.           Last Day of Employment.  Executive’s last day of employment with Employer is November 30, 2008.  In addition, effective as of November 30, 2008, Executive resigns from the Executive’s positions as Executive Vice President and Chief Financial Officer of Employer and will not be eligible for any benefits or compensation after such date, including payments under the Executive’s Change in Control Agreement, other than as specifically provided in the Letter Agreement between Employer and Executive effective as of November 13, 2008 (the “Letter Agreement”).  Executive further acknowledges and agrees that, after November 30, 2008, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose.  In addition, effective as of November 30, 2008, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer.  These resignations will become irrevocable as set forth in Section 3 below.

2.           Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 3.e. of the Letter Agreement.

3.           Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Employer’s Chief Legal Officer, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention Candace Clark, and postmarked within seven (7) calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.           General Release of Claim.  Subject to the full satisfaction by the Employer of its obligations under the Letter Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

-           Title VII of the Civil Rights Act of 1964, as amended;

-           The Civil Rights Act of 1991;

-           Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

-           The Employee Retirement Income Security Act of 1974, as amended;

-           The Immigration Reform and Control Act, as amended;

-           The Americans with Disabilities Act of 1990, as amended;

-           The Age Discrimination in Employment Act of 1967, as amended;

-           The Older Workers Benefit Protection Act of 1990;

-           The Worker Adjustment and Retraining Notification Act, as amended;

-           The Occupational Safety and Health Act, as amended;

-           The Family and Medical Leave Act of 1993;

-	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

-	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

-	Any public policy, contract, tort, or common law; or

-	Any allegation for costs, fees, or other expenses including attorneys fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Amounts (as such term is defined in the Employment Agreement); (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iii) Employee’s rights as a stockholder.

5.           No Claims Permitted.  Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6.           Affirmations.  Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum.  Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Letter Agreement.  Employee also affirms Executive has no known workplace injuries.

7.           Cooperation; Return of Property.  In accordance with Section 11(f) of the Employment Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed)  in providing such service to Employer.  Employee represents that Executive has complied with Section 11(e) of the Employee Agreement regarding the return of property.

8.           Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions.  In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.           No Admission of Wrongdoing.  Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.           Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Letter Agreement which are intended to survive termination of the Letter Agreement (and, by cross-reference, to the Employment Agreement), including but not limited to those contained in Section 11 of the Employment Agreement, shall survive and continue in full force and effect.  Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN CORPORATION

By:
Name:	[NAME]
Title::
Date:

ROBERT M. GARNEAU

Date: